Exhibit 10.1

AMENDED AND RESTATED
EXECUTIVE EMPLOYMENT CONTRACT

THIS AMENDED AND RESTATED EXECUTIVE EMPLOYMENT CONTRACT (the “Amended Agreement”), made and entered into on the 18th day of October, 2012, amends and restates the Executive Employment Contract dated as of December 1, 2005, as most recently amended and restated as of August 15, 2011 (the “Prior Agreement”), by and between Sensient Technologies Corporation, a Wisconsin corporation (hereinafter referred to as the “Company”), and Kenneth P. Manning (hereinafter referred to as “Executive”);

W I T N E S S E T H :

WHEREAS, the Executive is presently employed by the Company as its President, Chief Executive Officer and Chairman of the Board of Directors of the Company (the “Board”);

WHEREAS, the Board recognizes that the Executive’s contribution to the growth and success of the Company has been substantial;

WHEREAS, the Board desires to make certain changes to the Prior Agreement relating to the term of this Agreement and Executive’s position and duties hereunder;

WHEREAS, the Executive and the Company intend that this Amended Agreement shall supersede and replace the Prior Agreement;

WHEREAS, the Executive and the Company intend that in the event of a Change of Control (as defined in the Amended and Restated Change of Control Severance and Employment Agreement, made and entered into as of October 23, 2008, by and between the Executive and the Company (the “Change of Control Agreement”)), this Amended Agreement shall be superseded and replaced by the Change of Control Agreement; and

WHEREAS, the Executive is willing to commit himself to continue to serve the Company, on the terms and conditions herein provided;

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements hereinafter set forth, the parties hereto mutually covenant and agree as follows:

1. Employment. The Company hereby agrees to continue to employ the Executive, and the Executive hereby agrees to continue to serve the Company, on the terms and conditions set forth herein.

2. Term. The employment of the Executive by the Company as provided in Section 1 of this Agreement will continue until February 1, 2014, unless further extended by mutual agreement or sooner terminated as hereinafter provided (the “Employment Period”).  The Company and the Executive also intend that the Executive will continue to serve as Sensient's non-employee Chairman of the Board following the Employment Period through December 31, 2015.

3. Position and Duties.
(a) Unless otherwise mutually agreed, Executive shall continue to serve as the Company's President until November 1, 2012, and thereafter shall continue to serve as Chief Executive Officer of the Company and the Chairman of the Board for the remainder of the Employment Period and shall have such responsibilities and authority as may from time to time be assigned to the Executive by the Company’s Board of Directors consistent with his position.

(b) During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive shall devote substantially all his working time and efforts during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive under this Agreement, use the Executive’s reasonable best efforts to carry out such responsibilities faithfully and efficiently. It shall not be considered a violation of the foregoing for the Executive to (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Amended Agreement or otherwise violate the provisions of Section 14.

4. Place of Performance. In connection with the Executive’s employment by the Company, the Executive shall be based in Milwaukee, Wisconsin (at the principal executive offices of the Company) except for required travel on the Company’s business to an extent substantially consistent with his present business travel obligations.

5. Compensation and Related Matters.
(a) Base Salary. Except as provided below, during the Employment Period, the Company shall pay to the Executive a salary at a rate of $1,035,400 per annum pursuant to the Company’s normal payroll practices (the “Base Salary”). The Base Salary shall be reviewed on or before January 1 of each year following the date of this Amended Agreement, while this Amended Agreement remains in force, to ascertain whether in the judgment of the Board or such Committee to whom the Board may have delegated authority, such Base Salary should be adjusted. Any adjustment shall occur only by mutual agreement of the Company (acting with the approval of the Compensation Committee) and the Executive. If so adjusted, the term Base Salary as utilized in this Amended Agreement shall refer to the Base Salary as so adjusted. Compensation of the Executive by salary payments shall not be deemed exclusive and shall not prevent the Executive from participating in any other compensation or benefit plan of the Company. The Base Salary payments (including any adjusted salary payments) hereunder shall not in any way limit or reduce any other obligation of the Company hereunder, and no other compensation, benefit or payment hereunder shall in any way limit or reduce the obligation of the Company to pay the Executive’s Base Salary hereunder.

(b) Annual Bonus. In addition to the annual Base Salary, the Executive shall be eligible to be awarded, for each fiscal year or portion of a fiscal year ending during the Employment Period, an annual bonus (the “Annual Bonus”) pursuant to the terms of the Company’s Incentive Compensation Plan for Elected Corporate Officers, or any successor or replacement plan.

(c) Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in performing services hereunder, including all expenses of travel and living expenses while away from home on business or at the request of and in the service of the Company, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company.

(d) Other Benefits. During the Employment Period: (i) the Executive shall be entitled to participate in incentive, savings and retirement plans, practices, policies and programs of the Company to an extent no less favorable than the participation provided generally to other senior executives of the Company; and (ii) the Executive and/or the Executive’s family, as the case may be, shall be eligible for participation in, and shall receive benefits under, welfare benefit plans, practices, policies and programs provided by the Company (including, without limitation, medical, prescription, dental, disability, employee life insurance, group life insurance, accidental death and travel accident insurance plans and programs) to an extent no less favorable than the participation and benefits provided to other senior executives of the Company (and/or their families).

(e) Vacation. During the Employment Period, the Executive shall be entitled to paid vacation that is no less favorable than the paid vacation provided generally to other senior executives of the Company and to all paid holidays given by the Company to its other senior executives.

(f) Office and Support Staff. During the entire term of this Amended Agreement, the Company shall furnish the Executive with office space, secretarial assistance and such other facilities and services as shall be suitable to the Executive’s position and adequate for the performance of his duties as set forth in Section 3.

(g) Fringe Benefits. During the Employment Period, the Executive shall be entitled to fringe benefits and perquisites, which shall be no less favorable than the fringe benefits and perquisites provided generally to other senior executives of the Company.

6. Offices. During the Employment Period, the Executive agrees to serve without additional compensation, if elected or appointed thereto, as a director of the Company and any of its subsidiaries and in one or more executive offices of any of the Company’s subsidiaries, provided that the Executive is indemnified for serving in any such capacities on a basis no less favorable than is currently provided by the Company’s By-laws.

7. Death. If the Executive shall die during the Employment Period but prior to the delivery of a Notice of Termination (as hereinafter defined) by the Company or by the Executive for Good Reason (as hereinafter defined), the Company shall pay the Executive’s estate or legal representative, within thirty days following the Executive’s Date of Termination (as hereinafter defined), a lump sum payment equal to the sum of: (1) the accrued but unpaid portion of the Executive’s annual Base Salary through the Date of Termination (i.e., the portion of the Base Salary for the period before Executive’s death that remains unpaid), (2) the value of the Executive’s accrued, but unused, vacation days (based on the Executive’s annual Base Salary) and (3) the product of (x) the average annual bonus earned by the Executive for the three years immediately prior to the year in which the Date of Termination occurs and (y) a fraction, the numerator of which is the number of full and partial months in the fiscal year in which the Date of Termination occurs through the Date of Termination, and the denominator of which is twelve, in each case to the extent not theretofore paid (the “Bonus Amount”), and the Company shall have no further obligations to pay other benefits under this Amended Agreement. The amounts described in clauses (1), (2) and (3) shall be hereinafter referred to as the “Accrued Obligations.”

8. Disability.
(a) If during the Employment Period, the Executive is determined by the Company to have a Disability, the Company shall pay the Executive (1) within thirty days following the Executive’s Disability determination, a lump sum payment of the Accrued Obligations and (2) commencing on the Executive’s Disability determination until February 1, 2014, or the termination of his Disability, whichever is first to occur, such amounts which an individual in his earnings category would be normally entitled to receive as full Long Term Disability (“LTD”) coverage under the Company LTD plan then in effect, but not less than 60% of his Base Salary as determined under Section 5(a) at the time of the Executive’s Disability determination. During the term of his Disability, the Executive also shall receive the employee benefits (or service credits therefor, as the case may be) he would have been entitled to receive, as provided in Section 5(d) (other than under incentive plans). The obligation to provide the foregoing disability benefits shall survive the termination of this Amended Agreement provided the Disability was incurred before termination, and the Company shall have no further obligations to pay compensation or benefits under this Amended Agreement.

(b) For purposes of this Amended Agreement, “Disability” means that (i) the Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or (ii) the Executive is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering the Executive.   The Company’s determination that the Executive has a Disability shall be communicated to the Executive by written notice, and shall be effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), unless the Executive returns to full-time performance of the Executive’s duties before the Disability Effective Date.  The determination of Disability shall be made by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative.

9. Termination by the Company.
(a) Termination for Cause. The Executive’s employment may be terminated by the Board at any time for Cause which shall be defined to mean (I) conviction of the Executive of any act of fraud, theft or embezzlement or (II) the commission of any of the following acts by the Executive which is substantially injurious to the Company: dishonesty, gross misconduct, willful disclosure of trade secrets, gross dereliction of duty or other grave misconduct on the part of the Executive.

The Executive shall not be deemed to have been terminated for Cause without (i) reasonable notice to the Executive setting forth the reasons for the Company’s intention to terminate for Cause, (ii) an opportunity for the Executive, together with his counsel, to be heard before the Board and (iii) delivery to the Executive of a Notice of Termination from the Board finding that in the good faith opinion of the Board the Executive was guilty of conduct set forth above in this Section 9(a), and specifying the particulars thereof in detail. In the event the Executive’s employment is terminated for Cause, the Executive shall be entitled to his accrued and unpaid Base Salary through the Date of Termination and shall forfeit his right to any and all compensation and benefits he would otherwise have been entitled to receive under this Amended Agreement.

(b) Termination without Cause. The Company has the right to terminate the employment of the Executive without Cause, upon at least thirty days’ prior written notice, if such termination is approved by a majority vote of the Board taken at a meeting duly called to consider such matter. In the event of termination of the Executive’s employment pursuant to this Section 9(b), the Company shall provide the Executive with the following “Termination Benefits,” and the Company shall have no further obligations to pay compensation or benefits under this Amended Agreement:

(i) a lump sum cash payment, within thirty days following the Date of Termination, equal to the sum of: (A) the Accrued Obligations, and (B) the product of (1) three and (2) the sum of the Base Salary, plus the higher of Executive’s most recent annual bonus or Executive’s target bonus for the year in which the Date of Termination occurs (if no target bonus has been set for such year, the Executive’s target bonus for the prior year shall be used);

(ii) the Executive shall be credited with three additional years of service for purposes of calculating his retirement benefit under any supplemental or excess retirement plan of the Company in which he was a participant as of the Date of Termination;

(iii) from the Date of Termination until 36 months following the end of the month in which the Date of Termination occurs, the Company shall continue benefits to the Executive (and/or the Executive’s family) at least equal to those which would have been provided to them in accordance with the plans, programs, practices and policies described in Section 5(d)(ii) if the Executive’s employment had not been terminated or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other senior executives of the Company (and their families) (in addition, if the Executive is eligible for “COBRA” continuation health coverage under Section 4980B of the Internal Revenue Code of 1986, as amended (or any successor provision), such coverage shall commence upon the end of the coverage for the severance period); provided, however, that if any of the welfare benefits provided during the period the Executive is considered a “specified employee” or “key employee” under Section 24 of this Agreement are not subject to an exemption under Section 409A of the Code, such benefits will be provided at the Executive’s cost subject to reimbursement during any such period; and provided further, however, if the Executive becomes reemployed with another employer and is eligible to receive medical or other welfare benefits under another employer-provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility; and

(iv) the Executive shall be credited with three additional years of service and age for purposes of eligibility for retiree health benefits under any retiree health plan maintained by the Company.

10. Termination by the Executive.

(a) Without Good Reason. The Executive has the right to terminate his employment at any time without Good Reason upon no less than thirty days’ prior written notice delivered to the Company. If the Executive terminates his employment during the Employment Period for any reason other than Disability or Good Reason, the Company shall pay a lump sum payment to the Executive of the Accrued Obligations (other than the Bonus Amount), and the Company shall have no further obligations to pay compensation or benefits under this Amended Agreement.

(b) For Good Reason. The Executive has the right to terminate his employment for Good Reason upon thirty days’ prior written notice delivered to the Company within 120 days of the occurrence of one of the events set forth below. For purposes of this Amended Agreement, “Good Reason” shall mean, without the Executive’s written consent:
(i) any reduction in the Executive’s Base Salary;

(ii) the assignment to the Executive of any duties inconsistent with, or the reduction of powers or functions associated with, his positions, duties, responsibilities and status with the Company set forth in Section 3;

(iii) the Company’s mandatory transfer of the Executive to another geographic location other than a location within 35 miles of Milwaukee, Wisconsin or to a location other than the Company’s principal executive offices, except for required travel on the Company’s business to an extent substantially consistent with the Executive’s business travel obligations as of the date hereof; or

(iv) any other material breach of this Amended Agreement by the Company.

An isolated, insubstantial and inadvertent action not taken in bad faith, and which is remedied by the Company within ten days after notice from the Executive, shall not be treated as Good Reason under this Amended Agreement. In the event of a termination of employment by the Executive for Good Reason during the Employment Period, the Executive shall be provided with the Termination Benefits set forth in Section 9(b) hereof.

In the event that the Executive shall in good faith give a Notice of Termination (as hereinafter defined) for Good Reason and it shall thereafter be determined that Good Reason did not exist, the employment of the Executive hereunder shall, at the Executive’s option, continue after such determination; provided, that the Executive continued his employment during the dispute concerning his alleged Good Reason pursuant to his option to do so as provided in Section 11 and provided further, that in no event shall such employment extend beyond the Employment Period. If the Executive does not choose to continue his employment hereunder after such determination, the employment of the Executive shall be deemed to have terminated at the date of giving such purported Notice of Termination by mutual consent of the Company and the Executive; provided, however, that if the Executive exercises his option to continue his employment during the period of dispute concerning his alleged Good Reason as provided in Section 11, the Executive shall be entitled to compensation and benefits during such continued employment in accordance with Section 5 of this Amended Agreement.

11. Notice of Termination; Date of Termination.
(a) Notice of Termination. Any termination of the Executive’s employment by the Company under Section 9 or by the Executive under Section 10 shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Amended Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Amended Agreement relied upon and the date of the Executive’s termination and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated. In the event that one party notifies the other that a dispute exists concerning the termination of the Executive’s employment, the Executive’s employment under this Amended Agreement shall, at the Executive’s option, not be terminated until such dispute is finally resolved either by mutual written agreement of the parties or in accordance with Section 15, as the case may be; provided, however, that in no event shall such employment extend beyond the Employment Period.

(b) Date of Termination. The Executive’s “Date of Termination” shall mean: (i) in the event of his death, the date of death; (ii) in the event of his Disability, the Disability Effective Date; and (iii) in the event of any other termination of employment, the date specified in the Notice of Termination.

12. Non-exclusivity of Rights. Nothing in this Amended Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company for which the Executive may qualify, nor, subject to Section 24, shall anything in this Amended Agreement limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company. Accrued benefits and other amounts that the Executive is otherwise entitled to receive under any plan, policy, practice or program of, or any contract or agreement with, the Company on or after the Date of Termination shall be payable in accordance with such plan, policy, practice, program, contract or agreement, as the case may be, except as explicitly modified by this Amended Agreement.

13. Interest and Costs. In the event that any payments due to the Executive hereunder shall fail to be paid when due, such unpaid amounts shall bear interest at the rate of 8% per annum and if such unpaid amounts are collected by law or through an attorney-at-law, the Executive shall also be entitled to collect reasonable attorneys’ fees and all costs of collection. Within ten (10) days after the Executive’s written request therefor, the Company shall pay to the Executive, or such other person or entity as the Executive may designate in writing to the Company, such reasonable attorneys’ fees and costs of collection in advance of the final disposition or conclusion of any dispute, legal or arbitration proceeding with respect to such collection.

14. Noncompetition; Nonsolicitation and Confidential Information.
(a) During the Employment Period, Executive shall not provide any assistance to any competitor of the Company. In addition, for a period of one year after the later of the Executive’s Date of Termination or the date Executive ceases to serve as Chairman of the Board (the “Noncompetition Period”), the Executive shall not, except as permitted by the Company’s prior written consent, engage in, be employed by, or in any way advise or act for, any business which is a competitor of the Company in any capacity that involves assisting the competitor with respect to competing against the Company in any market in which, at the beginning of the Noncompetition Period, the Company either is selling or marketing any of its products or is actively planning to begin selling or marketing any of its products. Notwithstanding the foregoing, this Section 14(a) shall not apply during the Noncompetition Period if the Executive’s employment is terminated without Cause or the Executive terminates his employment for Good Reason.

(b) During the Noncompetition Period, other than on behalf of the Company, the Executive shall not induce or solicit any employee of the Company to terminate his or her employment.

(c) The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company and its respective businesses that the Executive obtains during the Executive’s employment by the Company and that is not public knowledge (other than as a result of the Executive’s violation of this Section 14(c) (“Confidential Information”)). For so long as any piece of Confidential Information is sensitive and/or of economic value to the Company, the Executive shall not communicate, divulge or disseminate any such piece of Confidential Information outside the Company, except with the prior written consent of the Company or as otherwise required by law or legal process.

(d) All computer software, business cards, telephone lists, customer lists, price lists, contract forms, catalogs, the Company books, records, files and know-how acquired while the Executive is an employee of the Company are acknowledged to be the property of the Company and shall not be duplicated, removed from the Company’s possession or premises or made use of other than in pursuit of the Company’s business or as may otherwise be required by law or any legal process, or as is necessary in connection with any adversarial proceeding against the Company and, upon termination of employment for any reason, the Executive shall deliver to the Company, without further demands, the originals and all copies thereof which are then in his possession or under his control.

(e) The provisions of Sections 14(a), (b), (c) and (d) shall remain in full force and effect until the expiration of the period specified herein notwithstanding the earlier termination of the Executive’s employment hereunder. In the event of a breach of the Executive’s covenants under this Section 14, it is understood and agreed that the Company shall be entitled to injunctive relief, as well as any other legal remedies. For purposes of this Section 14, the “Company” shall include all entities controlling, controlled by or under common control with the Company.

15. Resolution of Disputes. Any dispute arising out of this Amended Agreement shall, at the Executive’s option, be determined by arbitration under the rules of the American Arbitration Association then in effect, other than any requests for injunctive relief under Section 14(e), or by litigation. Whether the dispute is to be settled by arbitration or litigation, the venue for the arbitration or litigation shall be Milwaukee, Wisconsin or, if the Executive is no longer residing or working in Milwaukee, Wisconsin, such venue shall, at the Executive’s election, be the city in which the Executive resides. More specifically, if litigation is the method for settling any such dispute, venue for the litigation shall be in the Circuit Court of Milwaukee County or, if the Executive is no longer residing or working in Milwaukee, Wisconsin, such venue shall, at the Executive’s election, be the county court for the county in which the Executive resides. The parties consent to jurisdiction in the selected venue notwithstanding their residence or situs.

16. Payment Obligations Absolute. The Company’s obligation during and after the term of the Executive’s employment hereunder to pay the Executive the compensation and to make the arrangements provided herein shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any setoff, counterclaim, recoupment, defense or other right which the Company may have against him or anyone else, except as provided in Section 9(b)(iii). All amounts payable by the Company hereunder shall be paid without notice (except as provided in Section 11) or demand. The Company will not seek to recover all or any part of any such payment from the Executive or from whomsoever may be entitled thereto, for any reason whatsoever, except as provided in Section 9(b)(iii).

17. Strict Compliance. The Executive’s or the Company’s failure to insist upon strict compliance with any provision of, or to assert any right under, this Amended Agreement (including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 10(b)) shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Amended Agreement.

18. Successors; Binding Agreement.
(a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to the Executive, to expressly assume and agree to perform this Amended Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Amended Agreement. As used in this Amended Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 18 or which otherwise becomes bound by all the terms and provisions of this Amended Agreement by operation of law.

(b) This Amended Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. Except as otherwise expressly provided in Sections 7 and 8 of this Amended Agreement, if the Executive should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Amended Agreement to the Executive’s devisee, legatee, or other designee or, if there be no such designee, to the Executive’s estate.

19. Notice. All notices, requests, demands and other communications required or permitted to be given by either party to the other party by this Amended Agreement (including, without limitation, any Notice of Termination of employment) shall be in writing and shall be deemed to have been duly given when delivered personally or received by certified or registered mail, return receipt requested, postage prepaid, at the address of the other party, as follows:

If to the Company, to:
Sensient Technologies Corporation
777 East Wisconsin Avenue
Milwaukee, Wisconsin 53202
Attention: Secretary

If to Executive, to the last address for the Executive in the Company’s records.

Either party hereto may change its address for purposes of this Section 19 by giving fifteen (15) days prior notice to the other party hereto.

20. Severability. If any term or provision of this Amended Agreement or the application hereof to any person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Amended Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Amended Agreement shall be valid and enforceable to the fullest extent permitted by law.

21. Headings. The headings in this Amended Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of this Amended Agreement.

22. Governing Law. This Amended Agreement has been executed and delivered in the State of Wisconsin and shall in all respects be governed by, and construed and enforced in accordance with, the laws of the State of Wisconsin.

23. Withholding Matters. All payments to be made or benefits to be provided hereunder by the Company will be subject to required withholding of federal, state and local income and employment taxes and related reporting requirements.

24.  Section 409A of the Code.  It is the intention of the parties that all payments and benefits under this Agreement be exempt from, or if not so exempt, comply with Section 409A of the Internal Revenue Code of 1986, as amended, and any guidance issued thereunder (the “Code”), and the Agreement shall be interpreted, operated and administered accordingly.  Notwithstanding anything in this Agreement to the contrary, if Executive is considered a “specified employee” or “key employee” of the Company and has experienced a “separation from service,” each within the meaning of Section 409A of the Code, no payments or benefits under this Agreement that are considered deferred compensation shall be made to Executive prior to the date that is six (6) months after the date of Executive’s “separation from service” (or, if earlier, the Executive’s date of death).

The Company shall indemnify the Executive if the Executive incurs additional tax under Section 409A of the Code as a result of a violation of Section 409A of the Code (each an “Indemnified Section 409A Violation”) that occurs as a result of (1) the Company’s clerical error (other than an error cause by erroneous information provided to the Company by the Executive), (2) the Company’s failure to administer this Agreement or any benefit plan or program in accordance with its written terms (such written terms, the “Plan Document”), or (3) the Company’s failure to maintain the Plan Documents in compliance with Section 409A of the Code; provided, that the indemnification set forth in clause (3) shall not be available to the Executive if (x) the Company has made a reasonable, good faith attempt to maintain the applicable Plan Document in compliance with Code Section 409A but has failed to do so or (y) the Company has maintained the applicable Plan Document in compliance with Section 409A of the Code but subsequent issuance by the Internal Revenue Service or the Department of the Treasury of interpretive authority results in the applicable Plan Document not (or no longer) complying with Section 409A of the Code (except that, if the Company is permitted by such authority or other authority to amend the Plan Document to bring the Plan Document into compliance with Section 409A of the Code and fails to do so, then such indemnification shall be provided).

(i)           In the event of an Indemnified Section 409A Violation, the Company shall reimburse the Executive for (1) the 20% additional income tax described in Section 409A(a)(1)(B)(i)(II) of the Code (to the extent that the Executive incurs the 20% additional income tax as a result of the Indemnified Section 409A Violation), and (2) any interest or penalty that is assessed with respect to the Executive’s failure to make a timely payment of the 20% additional income tax described in clause (1), provided that the Executive pays the 20% additional income tax promptly upon being notified that the tax is due (the amounts described in clause (1) and clause (2) are referred to collectively as the “Section 409A Tax”).

(ii)           In addition, in the event of an Indemnified Section 409A Violation, the Company shall make a payment (the “Section 409A Gross-Up Payment”) to the Executive such that the net amount the Executive retains, after paying any federal, state, or local income tax or FICA tax on the Section 409A Gross-Up Payment, shall be equal to the Section 409A Tax.  The Executive shall reasonably cooperate with measures identified by the Company that are intended to mitigate the Section 409A Tax to the extent that such measures do not materially reduce or delay the payments and benefits to the Executive hereunder.

25. Entire Agreement. This Amended Agreement supersedes any and all other oral or written agreements heretofore made relating to the subject matter hereof (including, without limitation, the Prior Agreement) other than the Change of Control Agreement, and constitutes the entire agreement of the parties relating to the subject matter hereof.

IN WITNESS WHEREOF, the parties have executed this Amended Agreement as of the date first written above.

SENSIENT TECHNOLOGIES CORPORATION (“Company”)

By	/s/ Stephen J. Rolfs
Stephen J. Rolfs
Vice President, Administration

	Attest:	/s/ John L. Hammond

EXECUTIVE

/s/ Kenneth P. Manning
Kenneth P. Manning